Exhibit 99.1

News Release

Media Contact:

Mark Goldman

612.851.7802

mgoldman@valspar.com

Gary E. Hendrickson Named Valspar Chairman

William L. Mansfield to Retire from Company’s Board of Directors

Minneapolis, Minn. – June 6, 2012 – The Valspar Corporation (NYSE:VAL) today announced that its Board of Directors elected Gary E. Hendrickson, Valspar’s president and chief executive officer, to the additional role of chairman of the board, effective immediately. Hendrickson succeeds William L. Mansfield, who is retiring from the Board of Directors after serving as chairman since August 2007, as chief executive officer from 2005 to 2011 and as president from 2005 to 2008.

“Gary’s proven leadership, deep understanding of the coatings industry and his vision for Valspar’s long-term growth make him uniquely qualified to lead our Board,” said Jeffrey H. Curler, chair of the Board’s nominating and governance committee and the company’s lead director. “His appointment completes the transition plan we have had in place since Gary became CEO a year ago. We thank Bill for his many contributions to Valspar and wish him well in his retirement.”

Hendrickson has served as president and as chief executive officer since June 2011. Prior to becoming CEO, he was Valspar’s president and chief operating officer for three years. Hendrickson joined Valspar’s packaging business in 1994 and has held a variety of senior leadership roles, including group vice president, Global Wood Coatings, president, Valspar Asia Pacific and senior vice president for Valspar's Consumer business. He holds a bachelor's degree from the University of Connecticut and an MBA from Harvard University.

#       #       #

About The Valspar Corporation

The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.